PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
August 1, 2013	Landmark National Bank
Patrick L. Alexander, Chairman and CEO
(785) 565-2000
Citizens Bank, National Association
H. Dean Mann, Chairman
(620) 223-1200

Landmark National Bank to Acquire Citizens Bank, National Association

Expands Landmark presence in eastern Kansas and adds approximately $195 million to assets

(Manhattan, KS, August 1, 2013) Landmark National Bank, the wholly owned bank subsidiary of Landmark Bancorp, Inc. (NASDAQ: LARK) (“Landmark Bancorp”), and Citizens Bank, National Association (“Citizens Bank”) today jointly announced a definitive agreement under which Landmark National Bank will acquire Citizens Bank from First Capital Corporation (“First Capital”), the privately-held holding company of Citizens Bank. The transaction will merge Citizens Bank into Landmark National Bank, increasing Landmark National Bank’s assets by approximately 30 percent and adding a sizeable customer base in several eastern Kansas communities. The transaction is subject to standard closing conditions, as well as the approval of the appropriate regulatory agencies.

Under the agreement, Landmark National Bank will pay an amount in cash to First Capital that will be determined at the time of closing based upon the deposit accounts and value of certain real estate held by Citizens Bank. Immediately prior to the transaction, Citizens Bank has agreed to distribute certain loans and other assets to First Capital, which will remain an independent entity following the transaction. The acquisition is expected to be completed during the fourth quarter of 2013.

Landmark National Bank has approximately $640 million in assets as of June 30, 2013, and operates 22 locations in 17 communities across Kansas. Citizens Bank operates eight locations in seven communities in eastern Kansas. Landmark will be acquiring approximately $195 million in assets from Citizens Bank. In addition, Landmark Bancorp, Inc. has agreed to assume the trust preferred security obligations of First Capital.

“We are very excited about this opportunity to expand Landmark’s strong presence across Kansas by adding Citizens Bank customers in several more communities in the eastern parts of our state. Clients of Citizens will find a high level of commitment from Landmark to serve their financial needs and to benefit the communities where we do business,” commented Patrick L. Alexander, Chairman and CEO of Landmark National Bank. “For Landmark, this transaction represents a significant step forward in a disciplined approach to building the scale of our banking franchise. We are adding value for our shareholders and for our bank customers across Kansas.”

H. Dean Mann, Chairman of Citizens Bank, stated, “We are pleased to be able to partner with a community-oriented institution like Landmark National Bank. The community and customer focus for which Landmark is well known fits very nicely with the community banking services that Citizens Bank has delivered to its customers. Landmark is a strong organization whose values, products and solid performance will allow our customers to continue to enjoy a great relationship with a Kansas-based, community-focused financial organization.”

Landmark Bancorp, the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 22 locations in 17 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Citizens Bank is the wholly owned subsidiary of First Capital Corporation, a privately-owned bank holding company headquartered in Fort Scott, Kansas. Citizens Bank is a full-service community bank, offering a wide variety of loan products and savings deposits to its clients through its locations in Fort Scott, Iola, Kincaid, Lenexa, Mound City, Overland Park and Pittsburg, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.